UNITED STATES

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This filing consists of an edited transcript of Aquila, Inc.’s earnings call for the quarter ending June 30, 2007, which was conducted (and webcast) on August 3, 2007. An audio replay of the webcast will be made available on Aquila’s website.

Operator: Good morning ladies and gentlemen. Thank you for standing by. Welcome to the Aquila Second Quarter 2007 Earnings Conference Call. [Operator Instructions] I would now like to turn the conference over to Ms. Neala Hackett, Director of Investor Relations. Please go ahead ma’am.

Neala Hackett, Director of Investor Relations

Thank you and good morning. Before we get into the presentation this morning, I would like to point your attention to Slide 2, our Safe Harbor statement. The comments we will provide contain forward-looking statements concerning our pending transactions with Great Plain Energy and Black Hills Corporation, debt reduction, the potential for earnings growth, our stand-alone financial projections, our capital expenditure plans, our ability to obtain rate relief, litigation and tax losses. Important factors that could cause actual results to differ materially from these forward-looking statements are located on Pages 53 and 54 of our Form 10-Q for the quarter ended June 30, which is available on our website.

I would also like to point your attention to Slide 3, the Safe Harbor statement related to our announced merger with a subsidiary of Great Plains Energy. In connection with this merger, Great Plains filed with the SEC an amended registration statement on Form S-4 on June 26, 2007, containing the joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to stockholders of Great Plains and Aquila. Shareholders are urged to read the proxy statement/prospectus and other relevant materials when they become available as they will contain important information about Great Plains, Aquila and the merger. The registration statement, joint proxy statement/prospectus and other relevant materials and any other documents filed by Great Plains and Aquila with the SEC may be obtained free of charge at the SEC’s website. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Great Plains by directing a request to Great Plains at Great Plains Energy, 1201 Walnut Street, Kansas City, MO 64106, Attention: Investor

Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila by contacting us at Aquila, Inc., 20 West 9th Street, Kansas City, MO 64105, Attention: Investor Relations.

Great Plains, Aquila and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Information about the executive officers and directors of Great Plains and the ownership of Great Plains common stock is set forth in Great Plains annual report on Form 10-K for the year ended December 31, 2006. It was filed with the SEC on February 27, 2007, and the 2007 proxy statement for Great Plains which was filed with the SEC on March 19, 2007.

Information regarding our directors and executive officers and ownership of our common stock is set forth in our annual report on Form 10-K for the year ended December 31, 2006 which we filed with the SEC on March 1, 2007 and in our proxy statement for our 2007 annual meeting of stockholders which was filed with the SEC on March 23, 2007. Investors and security holders may obtain more detailed information regarding the direct and indirect interest of Great Plains, Aquila and their respective officers and directors and the proposed transaction by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. After all that, I’ll now turn the call over to Rick Green, our Chief Executive Officer.

Richard C. Green, Chairman, President and Chief Executive Officer

Thanks Neala. Good morning and thank you for taking the time to listen to our second quarter earnings call. I’m here this morning with Jon Empson, our Senior Vice President of Regulated Operations, and Beth Armstrong, our Senior Vice President and Chief Accounting Officer.

On slide 4 when reviewing our second quarter results we are pleased to report that our utility progress continues. Performance in the second quarter of 2007 improved due to rate relief, customer growth and the implementation of the Missouri fuel adjustment clause. Receiving fuel adjustment in Missouri was very important to us. It has allowed us to remove considerable variability and exposure from our utility earnings.

In addition to the utility progress we continued with our liability management efforts. As a result, we furthered strengthened our balance sheet and will be realizing meaningful interest savings on a go-forward basis. However, despite our efforts to date and recent credit rating upgrades, we are not investment grade and as a result we are still burdened with excess interest expense. We will continue improving our operations with a focus on needed rate relief as well as further interest expense reductions. In addition, we have proposed a GXP/Aquila merger transaction to accelerate value to our shareholders.

Going to Slide 5, our call today is to discuss Q2 earnings but I am aware that the market is extremely interested in the current status of our proposed merger. To address that interest I would like to provide you with a brief update and then we can get to the real purpose of today’s call which is our Q2 results.

We announced the GXP and Black Hills transactions in February of this year and we are now working through the processes necessary to close these transactions. Our current estimate of timing targets the closing for the first quarter of 2008. The joint GXP/Aquila proxy is in the review phase with the SEC and we are working together to clear the second round of comments. Once the proxy goes definitive we will be in a position to provide it to our shareholder sand set the special meeting date for the shareholder vote. We have made all of the necessary regulatory approval filings, each state has or is setting their respective procedural schedule. I will now hand it over to Beth Armstrong for the second quarter financial review.

Beth Armstrong, Chief Accounting Officer

Thank you, Rick, and good morning. I’m going to begin with Slide 7. The financial result for the second quarter 2007 was a net loss of $14.7 million which was $140.3 million favorable to the results for 2006. The after-tax loss from continuing operations was $15.3 million which was favorable to 2006 by $237.5 million. The favorable result was largely due to the loss incurred in the second quarter 2006 to exit the Elwood tolling contracts, as well as premiums incurred on debt repurchases in 2006.

After-tax earnings from discontinued operations of $600,000 were $97.2 million unfavorable to the prior year, resulting from the completion of the sale of the Michigan, Missouri, Minnesota gas properties and Everest in 2006 and Kansas Electric on April 1, 2007. We recognized $7.6 million of tax expense in the quarter despite a pre-tax loss of $7.7 million. Tax expense primarily reflects an $8.4 million tax provision associated with the audit of the 2002 Canadian tax return for one of our merchant subsidiaries. Interest expense for the quarter was $45.4 million, which represents an increase of $700,000 compared to 2006. This increase in interest cost from continuing operations is due to the following factors: Second quarter 2007 interest expense includes a non-cash write-off of $7 million of deferred debt issue costs, primarily associated with the prepayment of $287 million of quarterly interest bonds in June of this year.

Interest expense for continuing operations also increased by $9.3 million due to interest expense that was previously allocated to discontinued operations in 2006. As the asset sales are completed, this interest is reflected in continuing operations until the proceeds from the asset sale are used to retire debt. These increases in interest expense were offset by $14.5 million of interest savings resulting from the debt retired in 2006. The EBITDA of $64.6 million was favorable to prior year by $271.2 million. I will speak to the EBITDA performance by segment on Slide 8.

The $64.6 million EBITDA in the second quarter 2007 was comprised of $55.6 million of utility EBITDA, $3.5 million of merchant EBITDA and $5.5 million of EBITDA from corporate and other business segments. EBITDA from discontinued operations of $800,000 was primarily attributed to the gain on the Kansas electric assets, which were sold on April 1st, 2007. I will speak to the detail of these EBITDA variances by operating segment in the following slide.

Slide 9, electric continuing operations EBITDA of $48.2 million was favorable by $9.3 million compared to the second quarter 2006. The increase in EBITDA is primarily due to a rate increase in Missouri Electric and the implementation of a 95% fuel adjustment clause effective June 1, 2007. This rate action contributed $6.2 million in the quarter. Weather and other favorable usage contributed an additional $1.9 million. These favorable variances were offset in part by increased fuel and purchase power expenses in April and May of $6 million.

Operation and maintenance cost decreased by $3.5 million, primarily due to the acceleration of planned generation plant maintenance into the first quarter of 2007 during the outages. Property taxes decreased $2 million due to the settlement of our property taxes in the second quarter of 2006 that did not recur in 2007. Continuing operations EBITDA was $7.4 million which was favorable to the prior year by $4.8 million. This favorable variance is primarily due to interim rate relief in Nebraska of $1.5 million whether and other usage of $500,000 and lower operating costs of $1.5 million by June.

Merchant corporate and other EBITDA of $9 million was favorable to prior year by $257.1 million primarily due to the 2006 exit of the Elwood tolling contracts which created a loss of $218 million in 2006. Also contributing to the current year favorability was $8.2 million of capacity payments made in the second quarter of 2006 related to these Elwood agreements. Reduced litigation and other expenses decreased $5.9 million and lower premiums on debt retirements in 2007 compared to 2006 contributed $21.4 million. We also recognized a gain on the sale of one of our corporate facilities. This sale was completed as part of our efforts to reduce our corporate costs following the sale of our four utilities in 2006 and 2007. The total variance from continuing operations for the quarter compared to prior year was favorable $271.2 million.

Discontinued operations EBITDA was unfavorable $169.1 million to prior year, primarily due to the 2006 EBITDA generated from the assets sold, including the $148.6 million of gain on the sale of Michigan and Missouri gas and Everest in the second quarter 2006. I will turn the call back over to Rick.

Richard Green, Chairman, President and Chief Executive Officer

Moving onto Slide 12, this slide shows a recap of our most recent repositioning activity with the goal of using asset sale proceeds to reduce our liabilities. In 2006, Aquila received gross proceeds from the asset sales of just over $1 billion and another $292 million in April, 2007, from the Kansas Electric asset sale. Since 2006, we have deployed approximately $1.2 billion of this cash to extinguish debt and exit the Elwood tolling contracts. Currently we are evaluating next steps in regard to further liability management.

Going to Slide 13, with the chart on the left you can see that as a result of our liability management efforts we have continued to improve our debt to equity ratio. Our current book equity is 55% of the capital structure which is a level that is representative of an investment grade company. Recognizing our progress, all three rating agencies recently upgraded our ratings but we are still not investment grade. In the chart on the right depicts the on-going challenge that we have related to our high coupon debt.

Turning to Slide 14, as a utility we proactively work on regulatory and legislative initiatives to improve our operations. This chart summarizes the status of these initiatives. I won’t go through it in detail, however, I would like to highlight some of the recent successes. Staring in the Missouri column, we implemented a Missouri fuel adjustment mechanism with a 95/5 sharing. This mechanism allows us to remove significant earnings variability. S02 costs are included in the pass-through and the monthly deferrals collect interest at Aquila’s short term borrowing rate. The Missouri commission also approved our proposal to treat demand side investment on a basis comparable to supply side. We will be able to accrue demand side investment, gain AFUDC and add to rate base in the next rate case. During 2008 Aquila anticipates spending about $4 to $5 million on demand side projects.

In the Colorado column, the Colorado legislature passed a bill that authorizes construction work in progress treatment for transmission investments. Aquila has a significant transmission investment scheduled for the 2007 to 2009 period, which would qualify under this legislature. In the Kansas column the Kansas gas case was settled and the rate design provides a 65% of the margin to be recovered in the fixed customer charge compared to only 35% just 3 years ago. And finally, in Nebraska the rate case was approved with an energy efficiency demand side management tracker.

Going to Slide 15, as we invest to meet our customer needs and put those assets in rate base, our rate will increase. Since our last call we have received rate case orders for Missouri, Kansas, Nebraska for a total of $73 million of rate relief. Over the next 2 slides you will see how we are still below the national average for electric and natural gas customer rates, and before we leave this slide I’d like to point to the Kansas gas line and make a correction under ROE, that was a black box settlement there so we will not be able to know the designated ROE in that case and under the capital structure, it is a 50/50 capital structure that was considered in that case.

Turning to Slide 16, taking a look at the residential rate comparison based on EEI data it shows that we are in a competitive position today with our rates a good margin below the national average. This schedule reflects a point in time snap shot as of January 2007, as you know we have had rate relief in Missouri which is not reflected in the rate comparison. However, other utilities have also had recent rate activity, for example Ameren received a rate increase and Kansas City Power & Light has open rate cases in both Kansas and Missouri. What is important to note is that over time we have consistently maintained our relative position with our rates well below the national average.

Moving to Slide 17, Aquila’s generation fleet has performed at an average availability factor of 88% over the last 2 years. Availability factor is the percent of time a generation unit is available to produce power. It is important that we maintain high levels of reliability in our generation fleet to minimize fuel and purchase power costs, as well as prudently manage the need to utilize fuel adjustment.

On Slide 18, our natural gas residential rates in each of our gas utilities, is also below the national average as reported by the Energy Information Administration. Approximately 70% of our gas customer bills are to cover the cost of gas. We maintain a disciplined approach to hedging strategies. This approach has allowed us to proactively and effectively moderate these gas costs for our customers. As we continue to invest and raise rates, we will keep our goal in mind of staying underneath the national average, while also continuing to focus on safe and reliable service.

Wrapping up on Slide 19, as we have discussed in this call, our utility progress continues with recent rate relief and the Missouri fuel adjustment clause meaningfully contributing to that progress.

Our reliability and service measures have remained in the top quartile, even during this period of repositioning and lowering costs and we are very proud of our employees who continue to deliver at this high performance level. Aquila’s customer service center recently became one of the few select call centers to be certified by JD Power and Associates as an outstanding customer service provider. And now I would like to open the call for any questions that you have on our 2Q results.

QUESTION AND ANSWER SECTION

Operator: Thank you sir. [Operator Instructions] Our first question comes from the line of Michael Goldenberg with Luminus Management. Please go ahead.

Q: A couple of questions. First of all I didn’t, maybe I didn’t hear, are there specific dates for the sending out of the proxy and the deadline for the shareholder vote?

Rick Green: There is not yet, Michael. We are still in review with the SEC. Once we get through that review, we will go ahead and set a record date and special meeting date.

Q: What are the current targets, the latest targets for these things to happen?

Rick Green: I think right now we are probably estimating that we will get to a shareholder vote toward the end of September – that’s the rough guess right now.

Q: And so the proxy send-out would have to happen by when?

Rick Green: Well, you would roughly back-off a shareholder meeting by about six weeks.

Q: So, mid August meaning you are right around the corner from sending the proxy statement?

Rick Green: Well, I think we are – I mean we are in our second round, so I think we are fairly close to getting clearance with the SEC, but again I don’t want to assume that is over with and just sharing rough estimates with you right now.

Q: What has been the hold up?

Rick Green: It is just the process.

Q: Yes. Okay. And secondly I wanted to ask you about are there EBITDA positive EBITDA from other, is that pretty much the $5.9 reduced litigation reserves? Or am I missing -- I am trying to understand what the other $5.5 million EBITDA came from?

Beth Armstrong: Michael, this is Beth. The other $5.5 is primarily the – there is a gain on the sale of the facilities out in Raytown, which is one of our Kansas City metro facilities, $4.2 million.

Q: And the rest?

Beth Armstrong: I would have to get back to you on that.

Q: But the bigger point, other EBITDA always was negative because you had corporate costs. If we backed out the one-time gains and movement, would other corporate EBITDA be zero?

Beth Armstrong: No. There are still other corporate retained costs. However, we didn’t incur a lot of unusual costs that would typically fall in there related to the transaction like we did in the first quarter.

Q: What – how large were the usual costs? I’m trying to understand the run rates for the drag that can now be passed down to the utilities.

Beth Armstrong: Oh, on a run rate it’s probably a couple million, a couple million probably.

Q: Per quarter or per year?

Beth Armstrong: Annual.

Q: Annual. Okay, so you have largely been successful in greater reducing that from like $30 million down to like $3-$5 million.

Beth Armstrong: That’s primarily the unusual items that would fall into corporate and other. Most of our other corporate expenses are allocated to the utilities.

Q: Okay. So everything including corporate and our senior management costs have been able to get allocated?

Beth Armstrong: Yes. It’s really the repositioning type work that we have retained here historically since 2002 in the corporate and other.

Q: And for the Merchant business, can you remind us what assets you still have left there?

Richard Green: Really in the Merchant it’s the trading book that’s progressively getting smaller is really the only thing left in Merchant at this time.

Beth Armstrong: And Crossroads.

Q: Crossroads, okay. Crossroads is the peaker, right?

Beth Armstrong: Yes.

Operator: Thank you. Our next question comes from the line of Brian Russo of Ladenburg Thalmann. Please go ahead.

Q: Could you tell us whether Crossroads was dispatched this last quarter?

Richard Green: It has been dispatched, but not to a great degree. I mean, it clearly is not dispatching to change the economics looking at that plant by itself. The one thing that we are examining is how Crossroads might be an option as we look at additional capacity down the road, and of course that’s dependent on getting a transmission path from Crossroads to our service territory here in Missouri. So we’re putting that in that mix as far as one of the scenarios and looking at those economics, and I think, as we have for some time now, we’re very open-minded on what we might do with Crossroads, whether to use its capacity or sell it or anything else there.

Q: All right. And you mentioned earlier you were evaluating next steps for further liability management. Could you just elaborate on that?

Richard Green: Well, I think we still have some excess cash and so it’s a matter of kind of small amounts that we would look at. It’s something we’ll get more focused on as we move into the fall, but it’s not a large number.

Q: All right. Then lastly could you just update us on your rate base growth maybe over the next several years, how you plan on financing that and when we can expect you’ll be back in front of the commission seeking rate relief.

Richard Green: Jon, what do you think?

Jon Empson: Is it external?

Richard Green: Well, rate base growth, that is off of the CapEx that...

Beth Armstrong: Brian, this is Beth. Our CapEx profile is pretty much the same as what we’ve disclosed previously into the market now in connection with our S-4 filings.

Brian Russo: Okay.

Beth Armstrong: So we will continue to -- the financing of that is primarily under the Iatan facility, which is a big piece of it. And so we have not drawn against that yet. We’ve used cash from the asset proceeds and working cash to fund capital expenditures to date. So we still have capacity – actually, the full capacity on that Iatan facility. In terms of rate relief did you want to talk to that Jon?

Jon Empson: Sure. The primary driver, Brian, is when we spend the money in Missouri for some of the SCR and the environmental upgrades. So right now we’re tentatively planning on a Missouri rate case that would be filed in mid-2008. It would be effective in 2009 and then we have three other states that we’ll continue to look at and depending on the timing for the shareholder vote and moving forward with the sales transactions where we might file rate cases in some of our smaller states.

Operator: Our next question comes from the line of Kate Jaquet with SCM Advisors. Please go ahead.

Q: Hi, just a quick question on the EBITDA produced by your merchant services. So you said it’s a trading book which is declining. Can we assume that that goes away by like the end of 2008 or...

Beth Armstrong: There are two large -- the gas prepaid contracts which expire by the end - actually by I think March 1st is the last one expires. So that’s a big piece of what’s rolling off as well the rest of the book has positions that continue into the future and some of those are long-dated as far as like 2017.

Q: And the gas prepaid contract that rolls off is roughly half the book? Is that what you said?

Beth Armstrong: No, I didn’t say that. Yes, I don’t know the exact percent that is. It’s pretty small.

Q: Okay, great. And are you able to give an update on your negotiations of Pirate?

Rick Green: No, we really can’t speak to that.

Operator: Our next question comes from the line Yiktat Fung with Zimmer Lucas Partners. Please go ahead.

Q: Can you just give us a sense of what kind of financial concessions that Aquila, Black Hills, or Great Plains would consider making in order to get merger approvals from each of the states?

Jon Empson: Well the applications have been filed. The only state where we have reached a preliminary settlement in the State of Iowa that settlement has been filed with the Commission and the approach taken was basically there were two issues that had to be dealt with by Black Hills. The first is just in the nature of ring fencing, those protections that would be provided to ensure that the utility was segregated from the non-regulated businesses. So they’re pretty basic types of ring-fencing provisions since Black Hills is a holding company to create a separate holding company to hold the utility properties that are being acquired, maintaining separate money pools. Nothing that is out of the ordinary and that agreement was reached with the consumer advocate. The second area is on premium recovery. The Black Hills proposal was to defer discussion of premium recovery until the next rate case. Their simple approach is basically to try to gain recovery of the amortization of the premium but they are not looking at trying to put into rate base. And the settlement in Iowa came to an agreement on two issues. One was that we defined what the base cost comparison would be as far as where Aquila is currently in Iowa so you can measure savings. And then they limited the recovery of the amortization to 50%. So those are the only concessions so far that have been made to gain a settlement in the state of Iowa.

Q: All right. Thank you for that color. Just one more question. I guess this is more of a question for Beth. Can you just go over again what that unusual tax item was related to some Canadian tax return?

Beth Armstrong: Yes. It was related to the 2002 tax return that was filed, and it was sort of a change in position from the audit perspective. So we had not included that in our valuation allowances for contingent liabilities previously. And we are working to respond to the auditor on this issue early next week. So we provided for it based upon what are more likely than not evaluation scenarios.

Q: And how much was that provision that you...

Beth Armstrong: It was $8.4 million.

Operator: [Operator Instructions] We do have a follow-up question from the line of Brian Russo with Ladenburg Thalmann. Please go ahead, sir.

Q: Beth, now that we have the fuel adjustment clause in Missouri, are you still comfortable with the multi-year EBITDA guidance outlined several months ago?

Beth Armstrong: Yes, I am.

Q: Okay, good. And then one other question; this curtailed delivery under purchase power contract due to a plant outage, could you just elaborate on that and how much of that $6 million of purchase power cost in the second quarter is attributed to that?

Beth Armstrong: Yes. The variance is about a $1.5 million of the total $6 million that we talked about. And that is a base load purchase power contract that I believe it was in December ‘06 a storm basically took out a transmission line, and we had a force majeure. That force majeure was over on June 1st, so they could resume. But there was a planned outage, they had the power plant down, so we did not get our full capacity for that month. But the transmission line is now repaired.

Q: Okay. So that impacted year-to-date results as well?

Beth Armstrong: It did.

Q: Yes. And what was the full year-to-date impact of that? Do you know?

Beth Armstrong: It was $4.9 million.

Operator: Thank you. There are no additional questions at this time. I’d like to turn it back to management for any closing remarks.

Richard C. Green, Chairman, President and Chief Executive Officer

I just would like to thank everybody for taking the time to listen this morning. And as usual, if there are any additional questions that come to you after the call, don’t hesitate to give us a call. Thank you everybody.

Operator: Thank you. Ladies and gentlemen this concludes the Aquila second quarter 2007 earnings conference call. We thank you for your participation and for using AT&T Teleconferencing. You may now disconnect.